Exhibit 10.2

CONFIRMATION

Ocwen Loan Servicing, LLC
1661 Worthington Road
Centrepark West, Suite 100
West Palm Beach, Florida 33409

February 14, 2013

Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, USVI 00840-3531
Attn: Ashish Pandey

Re:    First Lien Mortgaged Loans
Ladies and Gentlemen:
This trade confirmation (the “Confirmation”) confirms the bid by Altisource Residential, L.P. (“Purchaser”) to purchase from Ocwen Loan Servicing, LLC (“Seller”), without recourse, but subject to the terms of the Agreement (defined below), certain first lien, seasoned residential mortgage loans identified on the mortgage loan schedule attached hereto as Schedule I (the “Mortgage Loans”), on a whole loan, servicing released basis, subject to the terms set forth herein. The Mortgage Loans will be sold to Purchaser pursuant to the Master Mortgage Loan Sale Agreement (the “Agreement”) dated February 14, 2013, by and between Purchaser and Seller. All capitalized terms shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.
For purposes of the Mortgage Loans to be sold as part of the contemplated transaction, the following terms shall have the following meanings:

Cut-off Date:	February 1, 2013, or such other date as mutually agreed to by the parties hereto.
Closing Date:	The closing date shall be February 14, 2013, or such other date as mutually agreed to by the parties hereto.
Aggregate Unpaid Principal Balance:
Approximately $121,173,213, which may fluctuate upon application of the terms and provisions of this Confirmation. With respect to any of the Mortgage Loans, Seller may, at its sole and absolute discretion, remove any Mortgage Loan from the pool of Mortgage Loans being offered for sale, including without limitation, any Mortgage Loan that is in litigation and/or becomes an REO property.

Servicing Retained/Released:	Released.
Servicing Type:	Actual/Actual.

Servicing Transfer Date:	The transfer date with respect to the Mortgage Loans shall be February 14, 2013 or other such dates that the parties agree subject to Fannie Mae approval for HAMP eligible loans.
Purchase Price:
The Purchase Price for each Mortgage Loan to be paid by Purchaser to Seller shall be calculated and paid as set forth in the Agreement. As of the date of this Confirmation, the Purchase Price Percentages to be used in calculating the Purchase Price for the Mortgage Loans are as set forth on Schedule I hereto.

Due Diligence:
Purchaser shall have completed due diligence by February 14, 2013. Purchaser shall provide its due diligence reports and compliance review results to Seller on a weekly basis. Purchaser shall notify Seller, in writing, prior to the expiration of the due diligence period, which Mortgage Loans it intends to purchase.

Removal of Modified Mortgage Loans:
In the event that the related Mortgagor with respect to any Mortgage Loan agrees to a modification of such Mortgage Loan prior to the transfer of the servicing, Seller reserves the right to repurchase the Mortgage Loan at the Repurchase Price and in accordance with the terms of the Agreement. The Purchaser will abide by the modification terms of any modified Mortgage Loan it acquires and will continue to process any modifications that are in process when the servicing is transferred in accordance with the requirements of HAMP.

Governing Law:	This Confirmation shall be governed in accordance with the laws of the state of Florida, without regard to conflict of laws rules.
Additional Purchase Stipulations:
Purchaser acknowledges and agrees that HAMP has requirements on transfer of servicing that may be applicable to certain of mortgage loans. HAMP requires purchasers of such mortgage loans to agree that eligible loans (as defined by HAMP) must be modified under HAMP as well as enter into a tri-party agreement with Fannie Mae and Seller regarding such loans.

Please acknowledge your agreement to the terms and conditions of this trade confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

OCWEN LOAN SERVICING, LLC

By:    /s/ Kenneth Najour
Name: Kenneth Najour
Title: Treasurer and Secretary

Confirmed and Agreed to:
Altisource Residential, L.P., as Purchaser
By: Altisource Residential GP, LLC,
its general partner
By: Altisource Residential Corporation, the sole
member of the general partner

By:    /s/ Rachel M. Ridley
Name: Rachel M. Ridley
Title: Chief Financial Officer

Schedule I
Mortgage Loan Schedule

Schedule II
Additional Trade Stipulations

1)	All mortgages being sold are in first lien position

2)	The seller has good, marketable title to the mortgages

3)	Seller will deliver original documents for each mortgage loan and all intervening assignments and allonges

4)	All property taxes or HOA fees which could create a superior lien that are currently due have been paid

5)	No outstanding fines exist on the properties

6)	No properties consist of a condotel or strictly land

7)	Neither Seller nor the current servicer have any knowledge of any environmental issue with any property

8)	All material damage, current and past, to any property is disclosed in seller's BPO on that property

9)	All properties are inhabitable

10)	Purchaser has the right step in as the counterparty and purchase the property underlying any loan in a short sale Loss Mitigation effort

11)	All modifications as part of a Loss Mitigation effort by Seller or current servicer have a interest rate at or above 4.50%

12)	No modification as part of a Loss Mitigation effort by Seller or current servicer defers more than 30% of the current unpaid principal balance

13)
No borrower is currently suing the Seller, the originator, any current or prior servicer or any other party involved in the servicing or origination of the loan under federal statutes or otherwise, except as set forth in the Mortgage Loan Schedule